Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @wmkspokesman

WEIS MARKETS ISSUES 2nd QUARTER RESULTS

Sunbury, PA (July 26, 2013) - Weis Markets, Inc. (NYSE:WMK) today reported a 4.2% increase in its second quarter net income compared to the same period in 2012 and that its earnings per share increased $.04 to $.90 during the quarter.

During the thirteen week period ending June 29, 2013, the Company generated $24.2 million in net income compared to $23.2 million in 2012 while operating income increased 6.5% to $37.6 million. The Company's second quarter sales declined 2.2% to $662.1 million, compared to $677.1 million in 2012. Second quarter comparable store sales were down 4.8%.

"We attribute our net income and operating income increases to increased store level productivity and improved distribution efficiencies which helped us maintain our in-stock position and the overall quality of our fresh departments," said Weis Markets' President and CEO David J. Hepfinger. "While our market share remains stable, our sales were impacted by the continuing trend of cautious consumer spending and a challenging comparison to the same period in 2012 when we opened three new stores and were aggressively promoting a new replacement unit. As a result, we fell short of our sales goals. We are encouraged by some recent sales trends and expect to improve our sales results in the coming quarters."

Year to Date
For the 26-week period ending June 29, 2013, the Company's net income increased 2.5% to $44.3 million while earnings per share increased $.04 to $1.65 a share compared to the same period in 2012. Year-to-date operating income increased 4.3% to $68.5 million in 2013 compared to 2012. During the same period, the Company's sales totaled $1.3 billion, a 0.5% increase while comparable store sales were down 2.0%.

About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 164 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Second Quarter - 2013

	13 Week	13 Week
	Period Ended	Period Ended
	June 29, 2013	June 30, 2012	Increase)
	(Unaudited)	(Unaudited)	(Decrease)
Net Sales	$662,072,000	$677,097,000	(2.2%)
Income Before Income Taxes	39,441,000	36,885,000	6.9%
Provision for Income Taxes	15,262,000	13,681,000	11.6%
Net Income	$24,179,000	$23,204,000	4.2%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.90	$0.86	$0.04

	26 Week	26 Week
	Period Ended	Period Ended
	June 29, 2013	June 30, 2012	Increase)
	(Unaudited)	(Unaudited)	(Decrease)
Net Sales	$1,344,784,000	$1,338,707,000	0.5%
Income Before Income Taxes	71,334,000	68,371,000	4.3%
Provision for Income Taxes	27,027,000	25,142,000	7.5%
Net Income	$44,307,000	$43,229,000	2.5%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.65	$1.61	$0.04